FOR IMMEDIATE RELEASE                                  Contact: Maureen Haggarty
                                                                      Mary Hagen
                                                                    503.641.6115

               EPITOPE ADOPTS PLAN TO SPIN OFF AGRICULTURAL UNIT;
              RE-ACQUIRES MARKETING RIGHTS FROM SMITHKLINE BEECHAM

Beaverton, Oregon, July 28, 1997 -- Epitope, Inc. (NASDAQ: EPTO) announced today that it will spin off its Agritope agricultural biotechnology unit.

The company also announced that it will re-acquire all rights from SmithKline Beecham (SB) to its patented oral fluid diagnostics technology, currently marketed by SB as the OraSure(R) oral specimen HIV-1 testing system.

AGRITOPE SPINOFF

The Agritope spinoff plan results from the Board's 1996 decision to make changes in corporate structure to allow investors and management to focus separately on the agricultural and medical products business units of the company. In November 1996, the Board proposed creating separate classes of Epitope, Inc. common stock. After the Board withdrew that proposal and asked management to further evaluate alternatives, management recommended a spinoff of Agritope. The board of directors approved the recommendation at a special meeting on July 26, 1997.

"We believe that the spinoff is the best format to meet our strategic objective of building shareholder value by providing management of each unit with the ability to concentrate on developing a single business without distraction from the other unit. It will also permit investors to make decisions based on the performance of each of our business units," said Roger L. Pringle, chairman of the board of Epitope. "As we announced in June, Adolph J. Ferro, Ph.D., will serve as president and chief executive officer of Agritope."

The spinoff will be structured to allow Epitope shareholders to retain a stake in the growth potential of Agritope, while providing a mechanism to separate the businesses. The spinoff plan contemplates obtaining capital from investors and strategic partners to support Agritope's operation as a separate business. Completion of the spinoff is subject to reaching agreement with investors and receiving required regulatory approval.


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RE-ACQUISITION OF MARKETING RIGHTS
The company will re-acquire oral diagnostic rights from SB as a result of SB's decision to discontinue the pursuit of a plan to develop and market over-the-counter products for disease detection. During a transition period, SB will continue to market OraSure to the medical community. Thereafter, OraSure will be marketed through distribution channels established by Epitope, which currently manufactures the product.

"SB has done an excellent job of developing markets and brand recognition for OraSure," said W. Charles Armstrong, interim president and chief executive officer of Epitope, Inc. "The change will give us an opportunity to capitalize on these efforts by marketing OraSure directly or through other partners. We feel that this decision will provide Epitope with the flexibility to focus our sales and development efforts on markets with the most immediate sales potential, while considering a variety of opportunities arising from the re-acquisition of the oral technology."

According to Donna J. Sturgess, director of diagnostic products for SB Consumer Healthcare, "OraSure has been widely accepted by public health departments, major HIV testing sites and private physicians around the country. Despite our change in strategy, we believe in the importance of the technology. We are confident that OraSure will continue to play an important role in the future of HIV testing as it is a highly effective way to test for HIV without needles, lancets or blood."

Epitope, Inc. is a biotechnology company that develops and markets medical diagnostic products through its Epitope Medical Products group. Its Agritope group is focused on the development and commercialization of novel agricultural products using plant genetic engineering and other modern methods.


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